EXHIBIT 23.2

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Rivex Technology Corp.

We consent to the use of our report dated May 29, 2017 with respect to the financial statements of Rivex Technology Corp. as of March 31, 2017 and 2016 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

July 18, 2017

/S/ Michael Gillespie & Associates, PLLC